Exhibit 23.12

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Current Report on Form 8-K and the Registration Statements on Form S-3 (File No. 333-273195), Form S-1 (File No. 333-269029), and Form S-8 (File Nos. 333-274241, 333-269490 and 333-266227) (collectively, the “Registration Statements”) of the Company

I, Chris Martin, am an author of the Canadian NI 43-101 Technical Report titled “NI 43-101 Technical Report, Mineral Resource Estimate for the Samapleu and Grata Deposits Project”, dated August 11, 2023 with an effective date of June 27, 2023, regarding the mining property known as the Samapleu and Grata deposits (the “Project”) originally prepared for Sama Nickel Corporation (the “Expert Report”).

I understand that the Company wishes to make reference to my name and the Expert Report in its Current Report on Form 8-K dated the date hereof (the “Form 8-K”), and to incorporate by reference certain information in the Registration Statements. I further understand that the Company wishes to use extracts and/or information from, the Expert Report in the Form 8-K. I have been provided with a copy of the Form 8-K, and have reviewed the proposed disclosure identified above.

Accordingly, I do hereby consent to:

•	the use of, and references to, my name in the Form 8-K , including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form 8-K;

•	the use of, in the Form 8-K, extracts and information from the Expert Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me; and

•	the incorporation by reference of the foregoing items in the Registration Statements.

I confirm that where my work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: September  6, 2023

By:	/s/ Chris Martin
Chris Martin